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                          February 21, 2023

       George Oliva
       Chief Financial Officer
       WISA TECHNOLOGIES, INC.
       15268 NW Greenbrier Pkwy
       Beaverton, OR 97006

                                                        Re: WISA TECHNOLOGIES,
INC.
                                                            Registration
Statement on Form S-1
                                                            Filed February 14,
2023
                                                            File No. 333-269777

       Dear George Oliva:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Eranga
Dias at 202-551-8107 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing